Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell Vice Chairman, President and Chief Financial Officer (650) 234-6000

ROBERT HALF INTERNATIONAL INC. REPORTS REVENUES AND EARNINGS FOR THE THIRD QUARTER OF 2009

MENLO PARK, California, October 21, 2009—Robert Half International Inc. (NYSE symbol: RHI) today reported revenues and earnings for the third quarter ended September 30, 2009.

For the quarter ended September 30, 2009, net income was $9.5 million or $.06 per share, on revenues of $725.9 million. Net income for the prior year’s third quarter was $65.8 million or $.42 per share, on revenues of $1.16 billion.

For the nine months ended September 30, 2009, net income was $23.7 million or $.15 per share, on revenues of $2.30 billion. For the nine months ended September 30, 2008, net income was $211.2 million or $1.33 per share, on revenues of $3.61 billion.

Harold M. Messmer, Jr., chairman and CEO of Robert Half International, commented: “While the global business environment during the third quarter remained challenging, year-over-year revenue declines in our staffing operations continued to moderate and, on a sequential basis, we saw some improvement in revenues in September. Our risk consulting subsidiary, Protiviti, reported an 8 percent sequential increase in third-quarter revenues compared to the second quarter and reported significantly improved operating results.”

Messmer added, “We remain confident that our teams are well-positioned to take advantage of a recovering economy in North America and abroad.”

Robert Half International management will conduct a conference call today at 5 p.m. EDT following the release. The dial-in number is 800-862-9098 (+1-785-424-1051 outside the United States) and the passcode is “Robert Half International.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on October 28. The dial-in number for the replay is 800-374-0934 (+1-402-220-0680 outside the United States). The conference call also will be archived in audio format on the company’s website at www.rhi.com.

Founded in 1948, Robert Half International Inc. is the world’s first and largest specialized staffing firm. It also is the parent company of Protiviti®, a global business consulting and internal audit firm composed of experts specializing in risk, advisory and transaction services. Robert Half’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel; Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for advertising, marketing and web design professionals.

Robert Half International has staffing and consulting operations in more than 400 locations worldwide.

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”,

“expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: the global financial and economic situation; changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; the company’s ability to comply with governmental regulations affecting personnel services businesses in particular or employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; the company’s reliance on short-term contracts for a significant percentage of its business; litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company’s SEC filings; the ability of the company to manage its international operations and comply with foreign laws and regulations; the impact of fluctuations in foreign currency exchange rates; the possibility that the company’s computer and communications hardware and software systems could be damaged or their service interrupted; and the possibility that the company may fail to maintain adequate financial and management controls and as a result suffer errors in its financial reporting.

Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net service revenues	$725,912	$1,160,086	$2,299,124	$3,610,717
Direct costs of services	459,501	676,513	1,473,928	2,099,532

Gross margin	266,411	483,573	825,196	1,511,185

Selling, general and administrative expenses	248,870	374,120	780,927	1,161,944
Amortization of intangible assets	281	618	1,179	1,877
Interest income	(159)	(1,318)	(1,234)	(4,838)

Income before income taxes	17,419	110,153	44,324	352,202
Provision for income taxes	7,888	44,332	20,589	141,029

Net income	$9,531	$65,821	$23,735	$211,173

Net income available to common stockholders	$8,988	$63,839	$22,098	$204,977

Diluted net income per share	$.06	$.42	$.15	$1.33

Shares:
Basic	146,227	150,838	146,514	152,754
Diluted	147,123	151,945	147,101	153,851

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

REVENUES:
Accountemps	$286,772	$434,660	$927,025	$1,361,233
OfficeTeam	134,361	209,112	415,462	647,677
Robert Half Technology	74,567	112,299	233,591	336,117
Robert Half Management Resources	90,271	156,097	298,811	491,081
Robert Half Finance & Accounting	42,955	108,457	136,422	351,921
Protiviti	96,986	139,461	287,813	422,688

Total	$725,912	$1,160,086	$2,299,124	$3,610,717

GROSS MARGIN:
Temporary and consultant staffing	$196,496	$334,389	$636,504	$1,038,985
Permanent placement staffing	42,906	108,412	136,267	351,829
Risk consulting and internal audit services	27,009	40,772	52,425	120,371

Total	$266,411	$483,573	$825,196	$1,511,185

OPERATING INCOME:
Temporary and consultant staffing	$17,264	$90,148	$82,309	$285,542
Permanent placement staffing	(781)	15,317	(6,979)	57,893
Risk consulting and internal audit services	1,058	3,988	(31,061)	5,806

Total	$17,541	$109,453	$44,269	$349,241

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$281	$618	$1,179	$1,877
Depreciation expense	$15,458	$17,981	$48,246	$53,885
Capital expenditures	$6,852	$16,650	$31,000	$55,487
Open market repurchases of common stock (shares)	1,204	863	2,720	5,358

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	September 30,
	2009	2008
	(Unaudited)

SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$407,641	$373,692
Accounts receivable, less allowances	$364,533	$586,762
Total assets	$1,326,244	$1,523,950
Current liabilities	$362,098	$467,495
Notes payable and other indebtedness, less current portion	$1,808	$3,541
Total stockholders’ equity	$947,998	$1,039,050